Exhibit 99.1

2008 AMENDMENT

TO THE

KAPSTONE PAPER AND PACKAGING CORPORATION 2006 INCENTIVE PLAN

(FORMERLY KNOWN AS THE STONE ARCADE ACQUISITION CORPORATION 2006 INCENTIVE PLAN)

The Board of Directors of Kapstone Paper and Packaging Corporation, a Delaware corporation (“Kapstone”) pursuant to the right reserved in Section 15 of the Company’s 2006 Incentive Plan (the “Plan”), hereby further amends the Plan as follows:

1.                                       Section 8 of the Plan is amended by redesignating subsections 8(a) through 8(g) as subsections 8(b) through 8(h), respectively, and adding a new subsection 8(a) to read as follows:

(a)                                  Type of Restricted Stock.   Restricted Stock granted under the Plan may be either Restricted Stock Shares (“RS Shares”) or Restricted Stock Units (“RS Units”). “Restricted Stock Shares” means Shares which are issued and awarded to Grantees subject to a substantial risk of forfeiture and restrictions on transfer of such Shares during the during a specified period as provided in subsection (b). “Restricted Stock Units” means bookkeeping units that represent the right of a Grantee to receive the specified number of Shares upon lapse of the substantial risk of forfeiture and other restrictions on such Shares during the specified period as provided in subsection (b).

2.                                       Subsection 8(c) (after redesignation as provided above) is amended to read as follows:

(c)                                  Restricted Stock Grant Agreement.  Restricted Stock shall be granted under a Restricted Stock Grant Agreement that shall specify whether the Restricted Stock is an Award of Restricted Stock Shares or Restricted Stock Units, the number of RS Shares or RS Units granted, and the terms of the restrictions referred to in subsection (b).   If the Award is made in the form of RS Shares, then (i) the Award shall be further evidenced by certificates for the Shares registered in the name of the Grantee and bearing an appropriate legend referring to the terms, conditions, and restrictions applicable to such RS Shares; (ii) the Award of RS Shares shall be entered upon the records of the duly authorized transfer agent of the Company as soon as practicable after the Award; but (iii) the Company may retain physical possession of any such certificates, and the Company may require a Grantee awarded RS Shares to deliver a stock power to the Company, endorsed in blank, relating to the RS Shares for so long as the Restricted Stock is subject to a risk of forfeiture.

3.                                       Subsection 8(e) (after redesignation as provided above) is amended to read as follows:

(d)                                 Repurchase Right.  The Committee may in its sole discretion provide that a Restricted Stock Grant Agreement shall grant the Company the right to repurchase the Shares awarded as Restricted Stock upon the termination for specified reasons or any reason of the purchaser’s status as an employee, officer or director of, or consultant or advisor to, the Company,  The purchase price for the Restricted Stock repurchased by the Company pursuant to such repurchase right and the rate at which such repurchase right shall lapse (if any) shall be determined by the Committee in its sole discretion and shall be set forth in the Restricted Stock Grant Agreement.

4.                                       Subsection 8(g) (after redesignation as provided above) is amended to read as follows:

(f)                                    Rights as a Shareholder.  Unless otherwise provided in the Restricted Stock Grant Agreement:

i                                             A Grantee awarded RS Shares that have not been forfeited shall have the rights of a stockholder with respect to such RS Shares from and after the date that the Award of RS Shares is entered upon the records of the duly authorized transfer agent of the Company, including without limitation the right to vote such RS Shares and the right to receive dividends declared on the RS Shares; provided, however, that any dividend in Shares on RS Shares shall be held subject to the same restrictions and for the same period as the RS Shares to which they relate.

ii.                                       A Grantee awarded RS Units that have not been forfeited shall have no rights as a stockholder (unless and until Shares are issued in respect of such RS Units upon lapse of the substantial risk of forfeiture), including without limitation no right to vote Shares represented by such RS Units; provided, however, that if dividends (other than dividends in Shares) are paid on Shares represented by RS Units, then the Company will cumulate amounts equivalent to the amount of dividends and pay to the Grantee such amount when the restrictions lapse; and if dividends in Shares are paid on Shares, the Company will credit the Grantee with additional RS Units equal to the per-share dividend on RS Units that have not yet either vested or been forfeited, with such additional RS Units being subject to the same restrictions and for the same period as the RS Units to which they relate.

5.                                       The foregoing amendments shall be effective April 10, 2008.

Certificate

Matt Kaplan certifies that he is the duly elected and acting Secretary of Kapstone Paper and Packaging Corporation and that the foregoing amendment was duly adopted by the Board of Directors of Kapstone Paper and Packaging Corporation on April 10, 2008.

Dated: April 10, 2008	/s/ Matt Kaplan
Matt Kaplan